Exhibit 5.1

PricewaterhouseCoopers LLP
Chartered Accountants
PricewaterhouseCoopers Place
250 Howe Street, Suite 700
Vancouver, British Columbia
Canada V6C 3S7
Telephone +1 604 806 7000
Facsimile +1 604 806 7806
CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS
We hereby consent to the incorporation by reference in this registration statement on Form F-9 (the “Registration Statement”) of Teck Resources Limited (the “Company”) of our auditors’ report dated February 23, 2010, except for Note 3(b)(ii) which is as of March 5, 2010, relating to the consolidated financial balance sheets of the Company as at December 31, 2009 and December 31, 2008 and the consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as at December 31, 2009.
We also consent to the reference to us under the headings “Experts” and “Documents Filed as Part of the Registration Statement” in the Registration Statement.
/s/  PricewaterhouseCoopers LLP
Chartered Accountants
Vancouver, Canada
June 7, 2010
“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate legal entity.